Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Patrick Waddy
770-441-2051

IMMUCOR, INC. ADDS DIRECTOR TO BOARD

NORCROSS, GA. (November 21, 2006) - Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that Jack Goldstein, Ph.D. has agreed to join Immucor’s Board of Directors effective December 1, 2006.  Dr. Goldstein was most recently President and Chief Operating Officer of Chiron until its acquisition by Novartis in April 2006. Dr. Goldstein has held numerous other senior management positions in the diagnostics and pharmaceutical industries including President of Ortho Diagnostics Systems, a Johnson and Johnson company. Dr. Goldstein earned a B.A. in biology from Rider University, and an M.S. in immunology and Ph.D. in microbiology from St. John’s University. He currently sits on the Boards of Directors of OraSure Technologies, Inc. and Illumina, Inc.

Commenting on this addition to the Board of Directors Dr. Gioacchino De Chirico, President and Chief Executive Officer stated, “We are extremely pleased to have an individual with the expertise and background that Jack brings to our Board. His extensive industry experience in blood transfusion makes him an excellent candidate to join our Board. His experience will be extremely valuable as the Company and its Board of Directors address our future.”

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion.  Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.